SUPPLEMENT #8 TO MASTER LOAN AGREEMENT
Date of Supplement: September ___, 2020
THIS SUPPLEMENT #8 TO MASTER LOAN AGREEMENT (this “Supplement”) is made and entered into by Lender and Borrowers as of the date written above pursuant to the Master Loan Agreement by and between Lender and Borrowers dated June 24, 2019 (the “Master Loan Agreement”).
This Supplement constitutes a Supplement under the Master Loan Agreement and is hereby made a part of the Master Loan Agreement. All capitalized terms herein not otherwise defined herein shall have the meaning ascribed to them in the Master Loan Agreement. The credit facility described in this Supplement is governed by and shall be construed and administered in accordance with the terms and conditions of the Master Loan Agreement and this Supplement; provided, however, the credit facility described in this Supplement is being extended pursuant to, and is intended in all respects to comply with the requirements of the Main Street Priority Loan Facility Program established by the U.S. Federal Reserve (the "Main Street Program"), and to the extent compliance with any term or provision of this Supplement or the Master Loan Agreement would result in the credit facility's non-compliance with or failure to qualify under the Main Street Program, such term or provision is waived or amended, but only to the extent necessary to avoid such non-compliance or disqualification.
To the extent any term or condition of this Supplement is inconsistent with any term or condition in the Master Loan Agreement or in any Supplement dated prior to this Supplement, the terms and conditions of this Supplement shall control. Except as specifically waived or amended hereby, all terms and conditions of the Master Loan Agreement and all prior Supplements remain in effect.
In consideration of the mutual covenants contained herein and in the Master Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.definitions.
As used in this Supplement, the following terms have the following meanings:
“Term Loan G” means an extension of credit to Borrowers by Lender pursuant to this Supplement.
“Term Loan G Maturity Date” means the first to occur of: (1) ____________, 2025; and (2) the date on which Term Loan G is accelerated as provided hereunder, in Term Note G or in the Master Loan Agreement.
“Term Note G” means the Promissory Note of Borrowers in the form of Exhibit A to be executed concurrently with this Supplement.
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2.THE CREDIT FACILITY; BORROWING PROCEDURES; INTEREST RATE; and PAYMENTS.
a.Credit Facility. Lender shall make a term loan to the Borrowers, on the Closing Date, in an amount equal to Forty-Three Million Five Hundred Ninety-Eight Thousand Dollars ($43,598,000.00) (“Term Loan G”), subject to the terms and conditions hereof and of the Master Loan Agreement. Term Loan G shall be evidenced by Term Note G, be payable in accordance with the terms of Term Note G and be made by disbursement of Loan proceeds when and as directed by Borrowers. Amounts borrowed and repaid under the Term Loan G may not be reborrowed.
b.Borrowing Procedures. The entire amount of Term Loan G is to be advanced in one single advance on the Closing Date.
c.Interest Rate. The unpaid principal balance of Term Loan g outstanding from time to time shall bear interest for the period commencing on the Closing Date of Term Loan G until such Loan is paid in full. Term Loan G shall accrue interest at a variable rate equal to the LIBOR Rate plus 3.00% per annum and such rate shall be adjusted on the 1st day of each month.
d.Payments. Borrowers shall make the following payments on Term Loan G during the following periods or on the following dates:
(i)No payments of principal or interest shall be due or payable during the period beginning on the Closing Date and ending on __________, 2021. Interest shall accrue on the outstanding balance during such period and such amount shall be capitalized by adding it to the principal amount of Term Loan G at the conclusion of such period.
(ii)Forty-eight (48) consecutive monthly payments of accrued unpaid interest, commencing on __________, 2021, and continuing on the 1st day of each successive month thereafter;
(iii)A principal payment equal to 15% of the outstanding principal balance of Term Loan G on __________, 2023;
(iv)A principal payment equal to 15% of the outstanding principal balance of Term Loan G on __________, 2024; and
(v)A final payment of all outstanding principal and accrued and unpaid interest together with such other amounts as shall then be due and owing from Borrowers to Lender under the Term Loan G on the Term Loan G Maturity Date.
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e.Fees.
(i)On or before the Closing Date, Borrowers shall pay to Lender a fee in the amount of Eight Hundred Seventy-One Thousand Nine Hundred Sixty Dollars ($871,960.00).[2% of 43,598,000]
f.Use of Loan Proceeds. Borrowers shall only use the proceeds of Term Loan G for working capital to support operations in the ordinary course of business.
3.CONDITIONS FOR BORROWING.
In addition to all conditions to borrowing set forth in Section 5.1 of the Master Loan Agreement, Lender’s obligation to make the Loan described in this Supplement is subject to the satisfaction or waiver by Lender in writing on or before the Closing Date of such Loan of the following conditions:
a.Lender shall have received the following, all in form, detail and content satisfactory to Lender:
(i)Term Note G duly executed by both Borrowers.
(ii)The Main Street Priority Loan Facility form of Borrower Certifications and Covenants in a form identical to that attached hereto as Exhibit B (the "Borrower Certifications and Covenants") executed by both Borrowers.
(iii)The fee due under Section 2.5 hereof.
(iv)Evidence in a form reasonably acceptable to Lender that Borrowers have the due power and authority to execute and perform this Supplement and Term Note G.
(v)Lender shall have received a Commitment Letter from MS Facilities LLC that it will purchase a participation interest of $41,418,000.00 aggregate principal amount of Term Loan G under the Main Street Program.
4.AFFIRMATIVE COVENANTS.
In addition to all affirmative covenants set forth in Section 6 of the Master Loan Agreement, each Borrower covenants that it will, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement have been paid in full:
a.Quarterly Rolling Cash Flow Coverage Ratio. Maintain, as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2022, a Quarterly Rolling Cash Flow Coverage Ratio of not less than 1.25 to 1.0. Lender
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may determine compliance with this Quarterly Cash Flow Coverage Ratio covenant at any time. [DOES THIS CREATE AMBIGUITY AND ARE ALL OTHER EXISTING CREDIT FACILITIES UNDER THE SAME MEASUREMENT?]
b.Tangible Net Worth. Maintain a Tangible Net Worth of at least Fifteen Million Dollars ($15,000,000.00) at all times. Lender may determine compliance with this Tangible Net Worth covenant at any time.
5.NEGATIVE COVENANTS.
In addition to all negative covenants set forth in Section 7 of the Master Loan Agreement, each Borrower covenants that, without the prior written consent of Lender, Borrowers will not, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement, have been paid in full:
a.[Intentionally Omitted]
6.main street program covenants and provisions.
a.In addition to and not in lieu of the Provisions of Section 7.4 of the Master Loan Agreement, but in all respects subject to the limitations set forth in the second paragraph of this Supplement, the Borrower will not, nor will it permit any subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, securing any debt for borrowed money or any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, or any guaranty of the foregoing, other than the following:
(i)Liens securing obligations under the MSPLF Loan;
(ii)Liens on real property in connection with loans with respect to which substantially all of the proceeds were used for acquisition, construction, fitout, and/or renovation of the property;
(iii)Junior Liens securing permitted Indebtedness; or
(iv)Liens on receivables assets and related assets incurred in connection with a receivables facility, provided that such debt is secured only by the newly acquired property.
b.If, on any date (such date, a “Trigger Date”), the Board of Governors of the Federal Reserve System or a designee thereof has, after consultation with the Eligible Lender, notified the Eligible Lender in writing that the Borrower has
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materially breached, made a material misrepresentation with respect to or otherwise failed to comply with certifications in Section 2 (CARES Act Borrower Eligibility Certifications and Covenants) or Section 3 (FRA and Regulation A Borrower Eligibility Certifications) of the Borrower Certifications and Covenants in any material respect or that any such certification has failed to be true and correct in any material respect, then the Eligible Lender shall promptly so notify the Borrower and the Borrower shall, no later than two (2) Business Days after such Trigger Date, prepay Term Loan G in full, along with any accrued and unpaid interest thereon.
c.In addition to and not in lieu of the provisions of Section 8.1 of the Master Loan Agreement, but in all respects subject to the limitations set forth in the second paragraph of this Supplement, (i) the Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) owing to the ELIGIBLE LENDER or any commonly controlled Affiliate of the ELIGIBLE LENDER, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make a payment, default or other event described in cause (i) or (ii) is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided that, as used in this clause, the term “Indebtedness” shall mean all debt for borrowed money and any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, and any guarantee of any of the foregoing.
d.In addition to and not in lieu of the provisions of Section 6.1 of the Master Loan Agreement, but in all respects subject to the limitations set forth in the second paragraph of this Supplement, as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter of the Borrower, the Borrower shall deliver to the Eligible Lender financial reporting in a form and substance reasonably acceptable to the Eligible Lender setting forth the financial information, and where applicable reasonably detailed calculations of the required data, set forth in Exhibit C hereto as at the end of such fiscal quarter of the Borrower, which financial reporting and calculations, in each case, shall be true and accurate in all material respects and, where applicable, present fairly in all
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material respects the financial condition of the Borrower for the period covered thereby in accordance with GAAP, consistently applied.
7.Limitation of Guaranties.
Notwithstanding any provision of any Guaranty Agreement relating to any Loan other than Term Loan G which provides or purports to extend such guaranty or indemnity to all Loans, Term Loan G is not and is not intended to be guarantied.
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IN WITNESS WHEREOF, the Parties have executed this Supplement as of the date first written above.
BORROWERS:                        LENDER:

CONTRAIL AVIATION SUPPORT, LLC        OLD NATIONAL BANK
By:                                By:
Joseph Kuhn                            Tommy Olson
Its: CEO                            Its: SVP

CONTRAIL AVIATION LEASING, LLC
By:
Joseph Kuhn
Its: CEO

[Signature Page to Supplement #8 to Master Loan Agreement]

EXHIBIT A
Form of Term Note G

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EXHIBIT B
Form of Borrower Certifications and Covenants

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EXHIBIT C
Required Financial Reporting

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